As filed with the Securities and Exchange Commission on April 7, 1997
                                                Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                       ROCKWELL INTERNATIONAL CORPORATION

             (Exact name of registrant as specified in its charter)
                             ----------------------

              DELAWARE                                                                                      25-1797617
   (State or other jurisdiction of                    2201 Seal Beach Boulevard              (I.R.S. Employer Identification Number)
   incorporation or organization)                 Seal Beach, California 90740-8250
                                              (412) 565-4090 (Office of the Secretary)
       (Address,  including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                                       ----------------------

         WILLIAM J. CALISE, JR., Esq.                                                   DAVID E. EAGAN, Esq.
         Senior Vice President, General Counsel and Secretary                           Battle Fowler LLP
         Rockwell International Corporation                                             75 East 55th Street
         2201 Seal Beach Boulevard                                                      New York, New York  10022
         Seal Beach, California  90740-8250                                             (212) 856-7000
         (562) 797-3311
                (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                                       ----------------------


Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ----------------------

                                                   CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                             Proposed            Proposed
               Title of Securities                    Amount to Be       Maximum Offering    Maximum Aggregate       Amount of
                 to Be Registered                      Registered      Price Per Security*    Offering Price*    Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $1 per share
(including the associated Preferred Share
Purchase Rights)..................................   580,000 shares          $63 2/8            $36,685,000           $11,117
====================================================================================================================================

* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act, based on the average of the high and low sales prices on the New York Stock Exchange Composite Transactions reporting system on April 4, 1997.

                             ----------------------


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.



PROSPECTUS

                   SUBJECT TO COMPLETION, DATED April 7, 1997


                       Rockwell International Corporation

                                  Common Stock
                           (par value $1.00 per share)

                             ----------------------


         The 580,000 shares of Common Stock, par value $1.00 (Common Stock), of Rockwell International Corporation (the Company) offered hereby may be acquired by permitted transferees upon the exercise of transferred options (Transferred Options) assigned to them by certain participants in the Rockwell International Corporation 1988 Long-Term Incentives Plan (1988 LTIP) in accordance with the terms of the 1988 LTIP and the option agreements pursuant to which such Transferred Options were granted. See "Plan of Distribution."

         This Prospectus also relates to offers and resales by any permitted transferee (Affiliate Selling Shareowner) who may be deemed to be an affiliate of the Company, as defined in Rule 405 under the Securities Act of 1933, as amended (the Securities Act), of shares of Common Stock that may be acquired by the Affiliate Selling Shareowners upon exercise of Transferred Options. See "Affiliate Selling Shareowners."

         The shares of Common Stock may be offered by the Affiliate Selling Shareowners from time to time in transactions over one or more stock exchanges, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Affiliate Selling Shareowners may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Affiliate Selling Shareowners and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of the customary commissions). To the extent required, the specific shares to be sold, the names of the Affiliate Selling Shareowners, the public offering price, the name of such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The Company will not receive any of the proceeds from sales by the Affiliate Selling Shareowners.

         On April , 1997,  the last  reported  sale price of the Common Stock on
the New York Stock Exchange was $   per share.

                                ----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

                         The date of this Prospectus is
                                 April  , 1997.

                                                          TABLE OF CONTENTS


                                                         Page                                                                Page



Documents Incorporated by Reference.................         2    Plan of Distribution.................................          7

Available Information...............................         2    Description of Company Capital Stock.................          11

Cautionary Statement................................         3    Additional Information...............................          18

The Company.........................................         3    Legal Matters........................................          19

Use of Proceeds.....................................         6    Experts..............................................          19

Affiliate Selling Shareowners.......................         6



                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents, which are on file (file number 1-12383) with the Securities and Exchange Commission (the Commission), are incorporated herein by reference and made a part hereof:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996;

         (b) The Company's Proxy Statement in connection with the Company's 1997 Annual Meeting of Shareowners held on February 5, 1997;

         (c) Item 1 of the Company's Registration Statement on Form 8-A pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the Exchange Act), filed by the Company October 30, 1996; and

         (d) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1996.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange
Act), subsequent to the date of this Prospectus and prior to the termination of the offering of the shares hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the information incorporated by reference in the Registration Statement of which this Prospectus is a part (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Such request should be directed to Office of the Secretary, Rockwell International Corporation, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3123 (telephone number (412) 565-4090).

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information relating to its business, financial condition and other matters with the Commission. This Prospectus contains information concerning the Company but does not contain all of the information set forth in the Registration Statement and exhibits thereto, or amendments thereto, which the Company has filed or may file with the Commission under the Securities Act. Such reports, proxy statements, Registration Statement and exhibits and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 13th Floor, 7 World Trade Center, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission (http://www.sec.gov).

         The Common Stock of the Company is listed on the New York and Pacific Stock Exchanges. Reports, proxy statements and other information concerning the Company can be inspected at those exchanges.

                              CAUTIONARY STATEMENT

         This Prospectus contains or incorporates by reference statements relating to future results of the Company (including certain projections and business trends) that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, changes in political and economic conditions; domestic and foreign government spending, budgetary and trade policies; demand for and market acceptance of new and existing products; successful development of advanced technologies; and competitive product and pricing pressures, as well as other risks and uncertainties, including, but not limited to, those described in the discussion of the Company's Semiconductor Systems business under Results of Operations, 1996 Compared to 1995, on page 13 of the Company's Annual Report on Form 10-K incorporated by reference herein and those detailed from time to time in the filings of the Company with the Commission.

                                   THE COMPANY

         Rockwell International Corporation (the Company), a Delaware corporation, is engaged in research, development and manufacture of many diversified products. The Company was incorporated in 1996 and is the successor to the former Rockwell International Corporation as the result of a tax-free reorganization completed on December 6, 1996 (the Reorganization). The predecessor corporation was incorporated in 1928. Pursuant to the Reorganization, the Company divested its former Aerospace and Defense businesses (the A&D Business) to The Boeing Company (Boeing) for approximately $3.2 billion by means of a merger in which the Company's predecessor corporation became a wholly-owned subsidiary of Boeing. Immediately prior to the merger, substantially all of the Company's businesses and assets (other than the A&D Business) were contributed to the Company, or to wholly-owned operating subsidiaries of the Company, and all outstanding shares of the Company were distributed to shareowners of the predecessor corporation on a one-for-one share basis. As used herein, the term "the Company" includes subsidiaries and predecessors unless the context indicates otherwise.

         The Company's business segments are engaged in research, development, and manufacture of diversified products as follows:

         Electronics:

                  Automation--industrial automation equipment and systems, including control logic, sensors, human-machine interface devices, motors, power and mechanical devices, and software products.

                  Avionics & Communications--avionics products and systems and related communications technologies primarily used in commercial and military aircraft and defense electronic systems for command, control, communications, and intelligence.

                  Semiconductor Systems--system-level semiconductor chipset solutions for personal communication electronics markets, including chipsets for facsimile and personal computer data modems, wireless communications products such as global positioning systems ("GPS"), packet data, cordless and cellular chipsets, and automated call distribution equipment.

         Automotive--components and systems for heavy- and medium-duty trucks, buses, trailers and heavy-duty off-highway vehicles (Heavy Vehicle Systems); and components and systems for light trucks and passenger cars (Light Vehicle Systems).

         The Company has its principal executive offices at 2201 Seal Beach Boulevard, Seal Beach, California 90740-8250 (telephone number (412) 565-4090 (Office of the Secretary)).

Recent Developments

         On March 17, 1997, the Company announced that its Board of Directors had approved a plan to spin off the Company's automotive component systems businesses into a new, separately traded, publicly held company. The spin-off is subject to several conditions, including the receipt by the Company of a ruling by the Internal Revenue Service that the transaction will qualify as a tax-free distribution, and is expected to be completed by the end of the Company's 1997 fiscal year. Until the spin-off is completed, the automotive businesses will continue to be operated as businesses of the Company but will be reported as discontinued operations. Upon consummation of the spin-off, Company shareowners will receive shares in the new automotive company on a pro rata basis. These shares will be in addition to shares of the Company they may continue to own. Application will be made to list the shares of the new automotive company on the New York Stock Exchange.

Unaudited Pro Forma Condensed Consolidated Financial Statements of the Company

     Unaudited Pro Forma Condensed Consolidated Balance Sheet of the Company

         The unaudited pro forma condensed consolidated balance sheet has been derived from the historical consolidated balance sheet of the Company. The unaudited pro forma condensed consolidated balance sheet of the Company has been prepared assuming the spin-off of the Company's automotive component systems businesses (Automotive) occurred on December 31, 1996.

         The unaudited pro forma condensed consolidated balance sheet should be read in conjunction with the historical financial statements of the Company and the notes thereto for the three years in the period ended September 30, 1996 and for the three months ended December 31, 1995 and 1996 incorporated herein by reference. The unaudited pro forma condensed consolidated balance sheet is not necessarily indicative of the financial position of the Company had the Automotive spin-off occurred on December 31, 1996.


                                                                         December 31, 1996
                                                        ---------------------------------------------------
                                                         Company     Spin-off     Pro Forma       Company
                                                        Historical Automotive(1)  Adjustment     Pro Forma
                                                                           (in millions)
Assets
Cash                                                    $     853 $      (28)    $    400 (2)    $  1,225
Receivables                                                 1,633       (473)         --            1,160
Inventories                                                 1,795       (298)         --            1,497
Other current assets                                          685       (138)         --              547
                                                         --------- -----------    --------      ----------
         Total current assets                               4,966       (937)         400           4,429
                                                         --------  -----------    --------      ---------
Property, net                                               2,638       (657)         --            1,981
Intangible assets                                           1,803        (56)         --            1,747
Other assets                                                  268        (93)         --              175
                                                        --------- ------------   --------        ---------
         Total assets                                    $  9,675  $  (1,743)    $    400        $  8,332
                                                         ========  ==========    ========        ========

Liabilities and Shareowners' Equity
Short-term debt                                         $     104  $     (29)    $    --         $    75
Accounts payable and accrued liabilities                    2,545       (715)         20 (3)       1,850
                                                        --------- ------------   --------        --------
         Total current liabilities                          2,649       (744)         20           1,925
                                                        --------- ------------   --------        --------
Long-term debt                                                163         (7)         --             156
Accrued retirement benefits                                 1,104       (402)         --             702
Other liabilities                                             282        (13)         --             269

Shareowners' Equity:
Common Stock                                                  192          --         --             192
Class A Common Stock                                           27          --         --              27
Additional paid-in-capital                                    855       (619)        400  (2)        636
Retained earnings                                           4,564          --       (20)  (3)      4,544
Currency translation                                        (101)          42         --            (59)
Common stock in treasury                                     (60)          --         --            (60)
                                                        --------- ------------   --------        ----------
         Total shareowners' equity                          5,477       (577)        380           5,280
                                                        --------- ------------   --------        ---------
           Total liabilities and shareowners' equity    $   9,675 $   (1,743)    $   400         $ 8,332
                                                        ========= ===========    =======         =========




         Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet of the Company:

         (1) Assets and liabilities of Automotive. Although the spin-off transaction has not been finalized, management believes that any remaining pro forma adjustments would not have a material effect on the financial position of the Company, except those described in Notes 2 and 3.

         (2) The receipt of a $400 million dividend from Automotive in connection with the spin-off.

         (3) The liability for expenses incurred in connection with the spin-off of Automotive.

 Unaudited Pro Forma Condensed Consolidated Statements of Income of the Company

         The unaudited pro forma condensed consolidated statements of income have been derived from the historical consolidated statements of income of the Company. The unaudited pro forma condensed consolidated statements of income have been prepared assuming the Automotive spin-off and the disposition of the Company's Aerospace and Defense Business occurred on October 1, 1995.

         The unaudited pro forma condensed consolidated statements of income should be read in conjunction with the historical financial statements of the Company and notes thereto for the three years in the period ended September 30, 1996 and for the three months ended December 31, 1995 and 1996 incorporated herein by reference. The unaudited pro forma condensed consolidated statements of income are not necessarily indicative of the financial results of the Company had the Automotive spin-off and the disposition of the Company's Aerospace and Defense Business occurred on October 1, 1995.

                                                            Fiscal Year Ended September 30, 1996
                                                           Company        Spin-off          Company
                                                         Historical     Automotive(1)      Pro Forma
                                                            (in millions, except per share data)
Revenues:
Sales                                                        $10,373      $ (3,140)         $ 7,233
Other income                                                     169           (75)              94
                                                            --------      ---------        --------
         Total revenues                                       10,542        (3,215)           7,327
                                                             -------       --------         -------

Cost and Expenses:
Cost of sales                                                  7,877        (2,786)           5,091
Selling, general and administrative                            1,494          (204)           1,290
Restructuring                                                    122           (46)              76
Purchased research and development                               121             --             121
Interest                                                          32            (9)              23
         Total costs and expenses                              9,646        (3,045)           6,601
                                                             -------       --------         -------

Income before income taxes                                       896          (170)             726
Provision for income taxes                                       341           (65)             276
                                                            --------      ---------        --------
Income from continuing operations                           $    555       $  (105)         $   450
                                                            ========       ========         =======

Earnings per share                                            $ 2.55       $ (0.48)         $  2.07
                                                              ======       ========         =======

Average outstanding shares                                     217.6         217.6            217.6
                                                             ========       =======         ========


----------------

         Note to Unaudited Pro Forma Consolidated Condensed Statement of Income:

         (1) Revenues and expenses of Automotive. Although the spin-off transaction has not yet been finalized, management believes that any remaining pro forma adjustments will not have a material effect on the results of operations of the Company.


                                                            Three Months Ended December 31, 1996
                                                           Company        Spin-off          Company
                                                         Historical     Automotive(1)      Pro Forma
                                                            (in millions, except per share data)
Revenues:
Sales                                                         $2,608      $   (755)         $ 1,853
Other income                                                      20           (12)               8
                                                            --------     ----------        --------
         Total revenues                                        2,628          (767)           1,861
                                                            ---------    ----------        --------

Cost and Expenses:
Cost of sales                                                  1,943          (669)           1,274
Selling, general and administrative                              390           (54)             336
Interest                                                           5            (1)               4
                                                             -------     ----------          ------
         Total costs and expenses                              2,338          (724)           1,614
                                                             -------     ----------          ------

Income before income taxes                                       290           (43)             247
Provision for income taxes                                       111           (18)              93
                                                            --------    -----------        --------
Income from continuing operations                           $    179    $      (25)         $   154
                                                            ========    ===========         =======

Earnings per share                                            $ 0.82       $ (0.12)         $  0.70
                                                              ======       ========         =======

Average outstanding shares                                     218.7         218.7            218.7
                                                             =======        =======         =======


-------------------

         Note to Unaudited Pro Forma Condensed Statement of Income:

         (1) Revenues and expenses of Automotive. Although the spin-off transaction has not yet been finalized, management believes that any remaining pro forma adjustments will not have a material effect on the results of operations of the Company.


                                 USE OF PROCEEDS

         Net proceeds received by the Company from the exercise of the Transferred Options will be used for general corporate purposes.

         The Company will not receive any of the proceeds from sales by the Affiliate Selling Shareowners of shares of Common Stock acquired upon exercise of the Transferred Options.

                          AFFILIATE SELLING SHAREOWNERS

         This Prospectus also relates to the offer and sale by the Kenneth L. Beall Trust #1 of up to 95,000 shares of Common Stock and by the Jeffrey R. Beall Trust #1 of up to 95,000 shares of Common Stock which may be acquired by the Trusts upon the exercise of Transferred Options granted to Donald R. Beall and transferred to the Trusts in accordance with the provisions of the 1988 LTIP and the option agreements between the Company and Mr. Beall pursuant to which such Transferred Options were granted. Donald R. Beall, Chairman of the Board and Chief Executive Officer and a Director of the Company, is the father of Kenneth L. and Jeffrey R. Beall and a Trustee under both Trusts. To the
Company's knowledge, as of March 31, 1997, the Kenneth L. Beall Trust #1 beneficially owned an additional 6,177 shares of Common Stock and the Jeffrey R. Beall Trust #1 beneficially owned an additional 11,177 shares of Common Stock. Mr. Beall disclaims beneficial ownership of all shares of Common Stock beneficially owned by both Trusts.

         The names of any other Affiliate Selling Shareowners who may be deemed to be affiliates of the Company, as defined in Rule 405 under the Securities Act, and the shares of Common Stock beneficially owned by them, the shares of Common Stock offered by them and the shares of Common Stock to be beneficially owned by them after completion of any offering will be set forth in an accompanying Prospectus Supplement.

                              PLAN OF DISTRIBUTION

Shares Issuable Upon Exercise of Transferred Options

         The shares of Common Stock offered hereby may be acquired by permitted transferees upon the exercise of Transferred Options assigned to them by certain participants in the 1988 LTIP in accordance with the terms of the 1988 LTIP and the option agreements between the Company and such participants pursuant to which the Transferred Options were granted.

         Effective July 6, 1994, the Transferred Options were amended to permit the grantees thereof to transfer any such option, in whole or in part, by gift to any member of the grantee's immediate family (defined as the grantee's spouse and natural, adopted or stepchildren and grandchildren) or to a trust for the benefit of one or more members of the grantee's immediate family and to provide that if any such option is so transferred, it thereafter shall be exercisable only by the person, persons or trust to whom transferred (or by the legal representative of the estate or the heirs or legatees of such transferee).

         The following statements include summaries of certain provisions of the 1988 LTIP, including the provisions thereof relating to the Transferred Options. These statements do not purport to be complete and are qualified in their entirety by reference to the provisions of the 1988 LTIP, which is incorporated by reference into the Registration Statement filed with the Commission covering securities to which this Prospectus relates.

         The 1988 LTIP was adopted by the Company's Board of Directors on November 4, 1987 and became effective as of October 1, 1987 following approval by the shareowners of the Company on February 10, 1988. The 1988 LTIP was amended effective November 30, 1994 by resolutions of the Compensation Committee of the Board of Directors (Compensation Committee) adopted December 7, 1994. The 1988 LTIP authorized the issuance or transfer of an aggregate of 16 million shares of Common Stock and Class A Common Stock, par value $1 per share, of the Company (Class A Common Stock) and permits payment to be made under the 1988 LTIP on up to 7 million performance units. The 1988 LTIP permitted grants to be made from time to time as performance units, non-qualified stock options, incentive stock options, stock appreciation rights (SARs) and restricted stock.

         No further grants of performance units, stock options or restricted stock will be made under the 1988 LTIP. Outstanding performance units under supplementary performance plans with respect to performance periods not complete remain eligible for payment in accordance with the 1988 LTIP and outstanding stock options and SARs under the 1988 LTIP remain exercisable in accordance with their terms.

         The 1988 LTIP is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended (Code).

         Administration. Pursuant to a delegation of authority by the Board of Directors of the Company, the 1988 LTIP is administered by the Compensation Committee, consisting of three or more members of the Board of Directors of the Company who are not eligible to participate in the 1988 LTIP. The Board of Directors of the Company, however, also has authority to perform all functions delegated to the Compensation Committee with respect to the 1988 LTIP.

         Participation. The persons to whom grants were made under the 1988 LTIP (1988 LTIP Participants) were selected from time to time by the Compensation Committee in its sole discretion from among the corporate officers and other key employees of the Company and its subsidiaries and affiliates. In selecting 1988 LTIP Participants and determining the type and amount of their grants, the Compensation Committee considered the recommendations of the Chief Executive Officer of the Company and took into account such factors as the 1988 LTIP Participant's level of responsibility, performance, performance potential, level and type of compensation and potential value of grants under the 1988 LTIP.

         Stock Options and SARs. The 1988 LTIP authorized grants to 1988 LTIP Participants of stock options, which could be either incentive stock options eligible for special tax treatment or non-qualified stock options, SARs and restricted stock. All the Transferred Options are intended to be non-qualified options.

         Under the provisions of the 1988 LTIP authorizing the grant of stock options, (a) the option price could not be less than the fair market value of the Common Stock at the date of grant, (b) the aggregate fair market value (determined as of the date the option is granted) of the Common Stock for which any employee could be granted incentive stock options which are exercisable for the first time in any calendar year could not exceed $100,000, (c) stock options generally may not be exercised prior to one year nor after ten years from the date of grant, and (d) at the time of exercise of a stock option the option price must be paid in full in cash or in Common Stock or in a combination of cash and Common Stock. If a 1988 LTIP Participant who holds an outstanding stock option or SAR dies, the 1988 LTIP permits the exercise thereof within three years of the date of death even if it were not exercisable at the date of death. The 1988 LTIP permits the Compensation Committee to make determinations as to exercisability upon other termination of a 1988 LTIP Participant's employment, subject to certain limitations.

         The 1988 LTIP permits the grant of SARs related to a stock option (a Tandem SAR), either at the time of the option grant or thereafter during the term of the option, or the grant of SARs separate and apart from the grant of an option (a Freestanding SAR). As of the date of this Prospectus, no Tandem SARs have been granted, and the Company does not intend to grant any Tandem SARs, with respect to the Transferred Options.

         Tax Consequences. The Company has been advised by Battle Fowler LLP, counsel for the Company, that under the present provisions of the Code, the principal Federal income tax consequences under the 1988 LTIP relating to non-qualified stock options, Transferred Options and stock "swaps" are as described below.

         Non-qualified Stock Options. The grant of a non-qualified stock option will have no immediate tax consequences to the Company or the employee. If an employee exercises a non-qualified stock option, such employee will, except as noted below, realize ordinary income measured by the difference between the option price and the fair market value of the shares on the date of exercise, and the Company will be entitled to a deduction in the same amount. In the case of an employee subject to Section 16(b) of the Exchange Act, such ordinary income will not be realized until the expiration of the period, if any, during which a sale of the shares could subject the employee to suit under Section 16(b), and will be measured by the fair market value of the shares at that time, unless such employee elects under Section 83(b) of the Code to realize ordinary income at the time of exercise, measured by the fair market value of the shares at that time. Any difference between such fair market value and the price at which the employee may subsequently sell such shares will be treated as capital gain or loss, long-term or short-term depending on the length of time the shares have been held. Under the present provisions of the Code, long-term capital gains are taxable at a maximum rate of 28%; capital losses of individual taxpayers are deductible only against capital gains, and a limited amount of ordinary income. The precise application of the foregoing deferral of income realization rule under applicable rules adopted by the Commission under Section 16 of the Exchange Act is not entirely clear. It appears likely, however, that realization of income will no longer be deferred, at least unless the employee has other matching purchases of shares during the six-month period prior to exercise of the stock option, and perhaps not even then.

         Stock "Swaps." A published ruling issued by the Internal Revenue Service prior to enactment of the 1981 Act held that if upon exercise of a non-qualified stock option the option price is paid in shares of stock, rather than cash, no gain or loss would be recognized upon the transfer of such shares in payment of the option price to the extent that the number of shares received was equal to the number of shares surrendered. In such case, the basis and holding period of a corresponding number of the shares received would be the same as the basis and holding period of the shares surrendered. To the extent that the number of shares received upon the exercise exceeded the number of shares surrendered, the employee would realize ordinary income in an amount equal to the fair market value of such excess number of shares, and the employee's basis for such shares would be equal to such amount.

         Transferred Options. The transfer of a Transferred Option will have no immediate tax consequences to the Company, the employee or the transferee. Upon the subsequent exercise of the Transferred Option by the transferee, the employee will realize ordinary income in an amount measured by the difference between the option price and the fair market value of the shares on the date of exercise, and the Company will be entitled to a deduction in the same amount. Any difference between such fair market value and the price at which the transferee may subsequently sell such shares will be treated as capital gain or loss to the transferee, long-term or short-term depending on the length of time the shares have been held by the transferee.

         Since the foregoing does not purport to be a complete description of the Federal income tax aspects of the benefits under the 1988 LTIP with respect to Transferred Options, holders should consult their tax advisors on any questions they may have.

         Change of Control Benefits. In order to maintain the rights of participants in the event of a change of control of the Company, the 1988 LTIP provides that unless prior to the occurrence of such a change the Board of Directors shall have determined otherwise by a vote of at least two-thirds of its members, all stock options and SARs then outstanding shall become fully exercisable whether or not otherwise then exercisable; and the restrictions on all shares granted as restricted stock would lapse. A change of control is deemed to occur under the same circumstances as provided in Article III, Section 15(I)(1) of the By-Laws of the Company (Company By-Laws).

         Amendment, Suspension or Termination of the 1988 LTIP. The Board of Directors of the Company may at any time amend, suspend or terminate the 1988 LTIP or grants made thereunder. In the event any change in or affecting Common Stock occurs, the Board of Directors of the Company may make appropriate amendments to or adjustments in the 1988 LTIP or grants made thereunder, including changes in the number of shares of Common Stock and price per share subject to outstanding options and SARs. The Board of Directors of the Company may not, however (except in making amendments and adjustments in the event of changes in or affecting Common Stock) (i) without the consent of the person affected, cancel or reduce any grant theretofore made other than as provided for or contemplated in the agreement evidencing the grant or (ii) without the approval of shareowners, change the class of persons eligible to receive incentive stock options under the 1988 LTIP, increase the number of Common Stock that may be issued or transferred under the 1988 LTIP, reduce the option exercise price of any stock option below the fair market value of the Common Stock covered thereby at the date of grant or decrease the forfeiture period for any restricted stock below that permitted under the 1988 LTIP.

         Shares Deliverable. Shares deliverable upon exercise of stock options or SARs granted under the 1988 LTIP may consist of unissued or reacquired shares of Common Stock.

         No person shall have the rights or privileges of a shareowner with respect to shares subject to an option or SAR until exercise of such option or right.

         Death, Retirement or Other Termination of Employment. If a participant who holds an outstanding stock option or SAR dies, option agreements under the 1988 LTIP permit the exercise thereof within three years after the date of death (or until expiration of the grant, if earlier), even if it was not exercisable at the date of death.

         If a participant in the 1988 LTIP who holds an outstanding grant of stock options or SARs retires under a retirement plan of the Company at any time after a portion thereof has become exercisable, all the options or rights subject to that grant and not theretofore exercised may be exercised from and after the date upon which they are first exercisable under that grant for a period of five years after the date of retirement (or until expiration of the grant, if earlier); provided, however, that stock options and SARs subject to a grant made within 18 months before retirement or held by a retiree who retires prior to age 62 or the accumulation of 85 points (or fulfillment of other criteria for an unreduced early retirement benefit) for purposes of the applicable retirement plan may be exercised solely for a period of three years after the date of retirement (or until the expiration of the grant, if earlier) or such shorter period as the Compensation Committee may determine within 60 days before or after the retiree's retirement.

         If the employment of a participant in the 1988 LTIP who holds a stock option or SAR is terminated for any other reason, the option or right may be exercised only within 90 days after termination of such employment (or until expiration of the grant, if earlier) and (unless otherwise determined by the Compensation Committee) only to the extent that the participant was entitled to exercise at the time of termination of employment.

         Adjustments Upon Changes in Capitalization. The 1988 LTIP provides that in the event of a merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split or combination, or other distribution to holders of shares (other than a cash dividend), the Board of Directors may make appropriate amendments or adjustments in 1988 LTIP or grants made thereunder, including changes in the number of shares that may be issued or transferred, in the aggregate or to any one employee, pursuant to the 1988 LTIP, the number of shares subject to outstanding options and SARs and the related price per share.

         Fractional Shares; Limited Assignability of Rights. No fractional shares shall be issued under the 1988 LTIP.

         Under the 1988 LTIP, no assignment, pledge or transfer of rights in an option or SAR may be made otherwise than by will or the laws of descent and distribution, and each option and SAR granted under that Plan may be exercised, during the lifetime of the employee to whom granted, only by such employee; provided, however, that effective July 6, 1994, pursuant and subject to the provisions of the 1988 LTIP, certain options previously granted and outstanding under the 1988 LTIP were amended by the Compensation Committee to permit the grantees thereof to transfer any such option, in whole or in part, by gift to any member of the grantee's immediate family (defined as the grantee's spouse and natural, adopted or stepchildren and grandchildren) or to a trust for the benefit of one or more members of the grantee's immediate family and to provide that if any such option is so transferred, it thereafter shall be exercisable only by the person, persons or trust to whom transferred (or by the legal representative of the estate or the heirs or legatees of such transferee). The Transferred Options were transferred to the permitted transferees in accordance with these amendments.

         Amendment and Termination. The Board of Directors may at any time amend, suspend or terminate the 1988 LTIP or grants made thereunder. It may not, however (except in making amendments and adjustments in the event of changes in or affecting shares), (i) without the consent of the person affected, cancel or reduce any grant theretofore made other than as provided for or contemplated in the agreement evidencing the grant or (ii) without the approval of shareowners of the Company, increase the number of shares that may be issued or transferred under the 1988 LTIP or reduce the option exercise price of any stock option below the fair market value of the shares covered thereby at the date of grant.

Resale of Shares by Affiliate Selling Shareowners

         This Prospectus also relates to offers and resales by any Affiliate Selling Shareowner who may be deemed to be an affiliate of the Company, as defined in Rule 405 under the Securities Act, of shares of Common Stock that may be acquired by the Affiliate Selling Shareowners upon exercise of Transferred Options.

         The distribution of the shares by the Affiliate Selling Shareowners is not subject to any underwriting agreement. The Affiliate Selling Shareowners may sell the shares offered hereby from time to time in transactions over one or more stock exchanges, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The Affiliate Selling Shareowners may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Affiliate Selling Shareowners and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of the customary commissions). The Affiliate Selling Shareowners and any broker-dealers that participate with the Affiliate Selling Shareowners in the distribution of the shares may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. The Affiliate Selling Shareowners will pay any transaction costs associated with effecting any sales that occur.

         To the extent required, the specific shares to be sold, the names of the Selling Shareholders, the public offering price, the names of such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Affiliate Selling Shareowners.

         The Affiliate Selling Shareowners are not restricted as to the price or prices at which they may sell their shares. Sales of such shares may have an adverse effect on the market price of the Common Stock. Moreover, the Affiliate Selling Shareowners are not restricted as to the number of shares that may be sold at any time, and it is possible that a significant number of shares could be sold at the same time, which may have an adverse effect on the market price of the Common Stock.

         The holders of the Transferred Options have agreed to pay all fees and expenses incident to the registration of the shares covered by this Prospectus pro rata.

                      DESCRIPTION OF COMPANY CAPITAL STOCK

         The following description summarizes certain information regarding the capital stock of the Company. The information does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware
General Corporation Law, as amended (the DGCL), the Company's Restated Certificate of Incorporation, as amended December 6, 1996 (the Company Certificate) and the Company By-Laws. The Company Certificate and the Company By-Laws are incorporated by reference into the Registration Statement filed with the Commission covering the shares of Common Stock to which this Prospectus relates.

         The Company is authorized to issue (i) 1,000,000,000 shares of Common Stock and (ii) 25,000,000 shares of Preferred Stock, without par value (Preferred Stock), of which 2,500,000 shares have been designated as Series A Junior Participating Preferred Stock (Junior Preferred Stock) for issuance in connection with the exercise of the Company Rights. See "-- The Company Rights Plan."

         On March 31, 1997, the Company had outstanding shares of Common Stock. On such date, no shares of Preferred Stock were outstanding.

         On February 23, 1997, all outstanding shares of Class A Common Stock were automatically converted, on a one-for-one basis, into shares of Common Stock pursuant to Section 3.2 (ii) of the Company Certificate. Class A Common Stock is no longer authorized for issuance as provided in Section 3.4 of the Company Certificate.

Common Stock

         Holders of Common Stock will be entitled to such dividends as may be declared by the Board of Directors of the Company out of any funds of the Company legally available therefor. Dividends may not be paid on Common Stock unless all accrued dividends on Preferred Stock, if any, have been paid or set aside. In the event of any liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to share pro rata in the assets remaining after payment to creditors and after payment of the liquidation preference plus any unpaid dividends to holders of any outstanding Preferred Stock, if any. Each holder of Common Stock will be entitled to one vote for each such share outstanding in such holder's name. No holder of Common Stock will be entitled to cumulate such holder's votes in voting for directors. The Company Certificate provides that, unless otherwise determined by the Board of Directors of the Company, no holder of Common Stock will, as such holder, have any right to purchase or subscribe for any stock of any class which the Company may issue or sell.

Preferred Stock

         General

         The Company Certificate authorizes the Board of Directors of the Company to establish one or more series of Preferred Stock (of up to an aggregate of 25,000,000 shares) and to determine, with respect to any series of Preferred Stock, the terms and rights of such series, including (i) the designation of the series, (ii) the number of shares of the series, which number the Board of Directors of the Company may thereafter (except where otherwise provided in the applicable certificate of designation) increase or decrease (but not below the number of shares thereof then outstanding), (iii) whether dividends, if any, will be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative, (iv) the rate of any dividends (or method of determining such dividends) payable to the holders of the shares of such series, any conditions upon which such dividends will be paid and the date or dates or the method for determining the date or dates upon which such dividends will be payable, (v) the redemption rights and price or prices, if any, for shares of the series, (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series, (vii) the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, (viii) whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made, (ix) restrictions on the issuance of shares of the same series or of any other class or series,
(x) the voting  rights,  if any,  of the holders of the shares of the series and
(xi) any other relative rights, preferences and limitations of such series.

         The Board of Directors of the Company believes that the ability of the Board to issue one or more series of Preferred Stock provides the Company with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of Preferred Stock, as well as Common Stock, will be available for issuance without further action by the Company's shareowners, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. If the approval of the Company's shareowners is not so required, the Board of Directors of the Company may determine not to seek shareowner approval.

         Although the Board of Directors of the Company has no intention at the present time of doing so (other than as described below with respect to the Junior Preferred Stock), it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors of the Company will make any determination to issue such shares based on its judgment as to the best interests of the Company and its shareowners. The Board of Directors of the Company, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the Board of Directors of the Company, including a tender offer or other transaction that some, or a majority, of the Company's shareowners might believe to be in their best interests or in which shareowners might receive a premium for their stock over the then current market price of such stock.

Company Junior Preferred Stock

         The Board of Directors of the Company has authorized the issuance of up to 2,500,000 shares of Junior Preferred Stock. The terms of the Junior Preferred Stock are set forth in the Company Certificate. The Junior Preferred Stock, when issued upon exercise of the Company Rights, will be fully paid and nonassessable. See "Company Rights Plan."

         Ranking and Redemption. The Junior Preferred Stock will rank junior to all series of any other class of Preferred Stock with respect to payments of dividends and distribution of assets and will be non-redeemable.

         Dividend Rights. Holders of Junior Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, quarterly dividends equal to the greater of
(i) $1 or (ii) 100 times the amount of cash dividends and 100 times the amount (payable in kind) of non-cash dividends or other distributions (other than stock dividends of Common Stock) declared per share of Common Stock. If the Company at any time declares or pays a stock dividend payable in Common Stock, or effects a subdivision or combination or consolidation of shares of Common Stock, then the amount to which holders of Junior Preferred Stock will be entitled under clause
(ii) of the previous sentence will be adjusted in accordance with the antidilution provisions contained in the Company Certificate.

         Dividends and distributions on the Junior Preferred Stock will be declared immediately after the declaration of the dividend or distribution on the Common Stock and will be payable quarterly on the second Monday of March, June, September and December in each year (a Dividend Payment Date). In the event that no dividend or distribution is declared on Common Stock, then a dividend of $1 per share of Junior Preferred Stock will nevertheless be payable on the next Dividend Payment Date. Dividends declared will be payable to record holders of Junior Preferred Stock on a record date not more than 60 days prior to the payment date, as determined by the Board of Directors of the Company. Dividends on the Junior Preferred Stock will accrue and be cumulative.
Accrued and unpaid dividends will not bear interest.

         If quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock are in arrears, until all accrued and unpaid dividends and distributions on the Junior Preferred Stock are paid in full, the Company may not (i) declare or pay any dividend or distribution with respect to any stock ranking junior to the Junior Preferred Stock; (ii) declare or pay any dividend or distribution with respect to any stock ranking on parity with the Junior Preferred Stock, other than pro rata distributions made on the Junior Preferred Stock and all such parity stock; (iii) redeem or purchase or otherwise acquire shares of any stock ranking junior to the Junior Preferred Stock (provided that the Company may redeem or purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock ranking junior to the Junior Preferred Stock); and (iv) redeem or purchase or otherwise acquire shares of any stock ranking on parity with the Junior Preferred Stock, except in accordance with a purchase offer made in writing or publication to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

         Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, no distributions will be made with respect to (i) any shares of stock ranking junior to the Junior Preferred Stock, unless holders of shares of Junior Preferred Stock have received an amount per share equal to $100 plus an amount per share equal to any dividends accrued but unpaid thereon, without interest, provided that such holders will be entitled to receive an amount per share equal to 100 times the amount to be distributed per share to holders of Common Stock or (ii) any shares of stock ranking on parity with the Junior Preferred Stock, except for pro rata distributions made on the Junior Preferred Stock and all such parity stock. If the Company at any time declares or pays a stock dividend payable in Common Stock, or effects a subdivision or combination or consolidation of shares of Common Stock, then the amount to which holders of Junior Preferred Stock will be entitled will be adjusted in
accordance   with  the   antidilution   provisions   contained  in  the  Company
Certificate.

         Voting Rights. Each share of Junior Preferred Stock will be entitled to 100 votes per share. If the Company at any time declares or pays a stock dividend payable in Common Stock, or effects a subdivision or combination or consolidation of Common Stock, then the number of votes to which holders of Junior Preferred Stock will be entitled will be adjusted in accordance with the antidilution provisions contained in the Company Certificate. The Junior Preferred Stock vote together with the Common Stock as one class on all matters submitted to a vote of shareowners of the Company, except as otherwise provided in a certificate of designation for any other class of Preferred Stock filed with the Secretary of State of the State of Delaware or by law. Except as otherwise provided by law, the Junior Preferred Stock will have no special voting rights, and except to the extent the Junior Preferred Stock is entitled to vote with the Common Stock, the consent of the Junior Preferred Stock will not be required for taking any corporate action.

         Rights Upon Consolidation, Merger or Combination. If the Company enters into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or other property, then each share of Junior Preferred Stock will at the same time be similarly exchanged or changed into an amount per share equal to 100 times the aggregate amount of stock, securities, cash and/or other property (payable in kind) into which or for which each share of Common Stock is changed or exchanged. If the Company at any time declares or pays a stock dividend payable in Common Stock, or effects a subdivision or combination or consolidation of Common Stock, then the amount to which holders of Junior Preferred Stock will be entitled with respect to such exchange or change will be adjusted in accordance with the antidilution provisions contained in the Company Certificate.

Certain Provisions in the Company Certificate and the Company By-Laws

          The Company Certificate and the Company By-Laws contain various provisions intended to (i) promote stability of the Company's shareowner base and (ii) render more difficult certain unsolicited or hostile attempts to take over the Company which could disrupt the Company, divert the attention of the Company's directors, officers and employees and adversely affect the independence and integrity of the Company's business. A summary of these provisions of the Company Certificate and the Company By-Laws is set forth below.

         Classified Board of Directors and Removal of Directors

         Pursuant to the Company Certificate, the number of directors of the Company will be fixed by the Board of Directors of the Company. The directors (other than those elected by the holders of any series of Preferred Stock or any other series or class of stock) will be divided into three classes, each class to consist as nearly as possible of one-third of the directors. Directors elected by shareowners at an Annual Meeting of Shareowners will be elected by a plurality of all votes cast at such annual meeting. The terms of office of the three classes of directors will expire, respectively, at the Annual Meeting of Shareowners in 1998, 1999 and 2000. The term of the successors of each such class of directors expires three years from the year of election.

         The Company Certificate provides that except as otherwise provided for or fixed by or pursuant to a Certificate of Designations setting forth the rights of the holders of any class or series of Preferred Stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors of the Company resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors of the Company, and not by the shareowners. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors of the Company will shorten the term of any incumbent director. Subject to the rights of holders of Preferred Stock, any director may be removed from office only for cause by the affirmative vote of the holders of at least 80 percent of the voting power of all the outstanding capital stock of the Company entitled to vote generally in the election of directors (the Voting Power), voting together as a single class.

         These provisions of the Company Certificate would preclude a third party from removing incumbent directors and simultaneously gaining control of the Board of Directors of the Company by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of the Board of Directors of the Company. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company.

         Fair Price Provision

         The Company Certificate contains a provision (the Fair Price Provision) pursuant to which a Business Combination (as defined below) between the Company or a subsidiary of the Company and an Interested Shareowner (as defined below) requires approval by the affirmative vote of the holders of not less than 80 percent of the Voting Power, unless the Business Combination is approved by at least two-thirds of the Continuing Directors (as defined below) or certain fair price criteria and procedural requirements specified in the Fair Price Provision and described below are met. If either the requisite Board of Directors approval or the fair price and procedural requirements were met, the Business Combination would be subject to the voting requirements otherwise applicable under the DGCL, which for most types of Business Combinations currently would be the affirmative vote of the holders of a majority of the outstanding shares of stock of the Company entitled to vote thereon.

         The general purpose of the Fair Price Provision is to protect shareowners against so-called front-end loaded or two-tier tender offers which may afford some shareowners a disproportionately higher price for their shares than shareowners receive generally. The Fair Price Provision is intended to help assure the Company's shareowners fair and equitable treatment in the event a third party were to seek to acquire the Company.

         A Business Combination is defined as: (i) a merger or consolidation of the Company or any subsidiary with an Interested Shareowner; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition by the Company or a subsidiary of assets or securities having a value of $25 million or more if an Interested Shareowner is a party to the transaction; (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of an Interested Shareowner; (iv) any reclassification of securities, recapitalization, merger with a subsidiary or other transaction which has the effect, directly or indirectly, of increasing an Interested Shareowner's proportionate share of the outstanding capital stock of the Company or a subsidiary; or (v) any agreement or contract providing for any of the foregoing.

         An Interested Shareowner is defined as any person who is the beneficial owner of 10 percent or more of the Voting Power other than the Company, certain of its subsidiaries, or the employee benefit plans of the Company and the trustees of such plans. A person is the beneficial owner of stock that such person, directly or indirectly, owns or has the right to acquire or vote. As of March 31, 1997, the Company was not aware of any person or group who was within the definition of an Interested Shareowner.

         Fair Price Criteria. Under the Fair Price Provision, the fair price criteria that must be satisfied to avoid the 80 percent shareowner voting requirement include the requirement that the consideration paid to the Company's shareowners in a Business Combination must be either cash or the same form of consideration used by the Interested Shareowner in acquiring its beneficial ownership of the largest number of shares of the Company's capital stock acquired by the Interested Shareowner. The Interested Shareowner would be required to meet the fair price criteria with respect to each class of the Company's capital stock, whether or not the Interested Shareowner beneficially owned shares of that class prior to proposing the Business Combination. If the Business Combination does not involve any cash or other property being received by any of the other shareowners, such as a sale of assets or an issuance of the Company's securities to an Interested Shareowner, then the fair price criteria discussed above would not apply, and approval by the holders of 80 percent of the Voting Power would be required unless the transaction were approved by at least two-thirds of the Continuing Directors.

         Procedural Requirements. Under the Fair Price Provision, even if the foregoing fair price criteria are met, the following procedural requirements must be met if the Business Combination is not to require approval by at least two-thirds of the Continuing Directors or approval by the holders of 80 percent of the Voting Power: (i) the Company, after the Interested Shareowner became an Interested Shareowner, must not have failed to pay full quarterly dividends on the Preferred Stock, if any, or reduced the rate of dividends paid on Common Stock, unless such failure or reduction was approved by at least two-thirds of the Continuing Directors; (ii) the Interested Shareowner must not have acquired at any time after becoming an Interested Shareowner any additional shares of the Company's capital stock in any transaction unless after giving effect to such acquisition there would be no increase in the Interested Shareowner's percentage beneficial ownership of any class of the Company's capital stock; (iii) the Interested Shareowner must not have received (other than proportionately as a shareowner) at any time after becoming an Interested Shareowner, whether in connection with the proposed Business Combination or otherwise, the benefit of any loans or other financial assistance or any tax advantages provided by the Company; (iv) a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Exchange Act must have been mailed to all shareowners of the Company at least 30 days prior to the consummation of the Business Combination; and (v) the Interested Shareowner must not have made any material change in the Company's business or equity capital structure without the approval of at least two-thirds of the Continuing Directors.

         Continuing Director Approval. If the Business Combination with an Interested Shareowner is approved by at least two-thirds of the Continuing Directors, neither the fair price criteria and other procedural requirements nor the 80 percent shareowner vote requirement would be applicable. A Continuing Director is any member of the Board of Directors of the Company who is not affiliated or associated with or a representative of the Interested Shareowner and who was a director of the Company prior to the time the Interested Shareowner became an Interested Shareowner, and any successor to such Continuing Director who is not affiliated or associated with or a representative of an Interested Shareowner and who was recommended or elected by at least two-thirds of the Continuing Directors.

         80 Percent Shareowner Vote. If the fair price criteria and procedural requirements are not satisfied and the Business Combination is not approved by at least two-thirds of the Continuing Directors, the Fair Price Provision requires the approval of the holders of 80 percent of the Voting Power, voting as a single class, in addition to any vote required by law or otherwise. If the fair price criteria and other procedural requirements were met or at least two-thirds of the Continuing Directors approved a particular Business Combination, the normal voting requirements of the DGCL and the New York Stock Exchange, Inc. (the NYSE) would apply. Under current provisions of the DGCL, certain mergers, consolidations, reclassifications of securities, sales of substantially all assets and plans of dissolution would have to be approved by the holders of a majority of the outstanding shares of stock of the Company entitled to vote thereon. Under the current rules of the NYSE, on which shares of Common Stock are listed, the issuance of additional shares of Common Stock aggregating 20 percent of the outstanding shares could, under certain circumstances, require approval by a majority of the votes cast by the holders of the shares of the stock of the Company entitled to vote thereon. Certain other transactions, such as sales of less than substantially all assets, mergers involving a 90%-owned subsidiary and recapitalizations not involving any amendments to the Company Certificate, would not require shareowner approval under the DGCL or NYSE rules, although such transactions may constitute Business Combinations subject to the Fair Price Provision.

         Amendment of the Fair Price Provision. Any amendment or repeal of the Fair Price Provision, or the adoption of provisions inconsistent therewith, must be approved by the affirmative vote of the holders of not less than 80 percent of the Voting Power, voting together as a single class, unless such amendment, repeal or adoption were approved by at least two-thirds of the Continuing Directors, in which case the provisions of the DGCL would require the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock entitled to vote thereon.

         Special Shareowners' Meetings and Right to Act By Written Consent

         The Company Certificate and the Company By-Laws provide that a special meeting of shareowners may be called only by a resolution adopted by a majority of the entire Board of Directors of the Company. Shareowners are not permitted to call, or to require that the Board of Directors call, a special meeting of shareowners. Moreover, the business permitted to be conducted at any special meeting of shareowners is limited to the business brought before the meeting pursuant to the notice of the meeting given by the Company. In addition, the Company Certificate and the Company By-Laws provide that any action taken by the shareowners must be effected at an annual or special meeting of shareowners and may not be taken by written consent in lieu of a meeting.

         The provisions of the Company Certificate and the Company By-Laws prohibiting shareowner action by written consent may have the effect of delaying consideration of a shareowner proposal until the next annual meeting. These provisions would also prevent the holders of a majority of the Voting Power from unilaterally using the written consent procedure to take shareowner action. Moreover, a shareowner could not force shareowner consideration of a proposal over the opposition of the Board of Directors of the Company by calling a special meeting of shareowners prior to the time the Board believes such consideration to be appropriate.

         Procedures for Shareowner Nominations and Proposals

         The Company By-Laws establish an advance notice procedure for shareowners to nominate candidates for election as directors or to bring other business before meetings of shareowners of the Company (the Shareowner Notice Procedure).

         Only those shareowner nominees who are nominated in accordance with the Shareowner Notice Procedure will be eligible for election as directors of the Company. Under the Shareowner Notice Procedure, notice of shareowner nominations to be made at an annual meeting (or of any other business to be brought before such meeting) must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting (or, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, not earlier than the 90th day prior to such meeting and not later than the later of (i) the 60th day prior to such meeting or (ii) the 10th day after public announcement of the date of such meeting is first made). Notwithstanding the foregoing, in the event that the number of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year's annual meeting, a shareowner's notice will be timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Company not later than the 10th day after such public announcement is first made by the Company. Moreover, the Shareowner Notice

Procedure provides that if the Board of Directors of the Company has determined that directors will be elected at a special meeting, a shareowner must give written notice to the Secretary of the Company of any nominations to be brought before a special meeting, not earlier than the 90th day prior to the special meeting and not later than the later of the 60th day prior to the special meeting or the 10th day following the first public announcement by the Company of the date of the special meeting.

         The Company By-Laws provide that only such business may be conducted at a special meeting as is specified in the notice of meeting. Nominations for election to the Company's Board of Directors may be made at a special meeting at which directors are to be elected only by or at the Company Board of Directors' direction or by a shareowner who has given timely notice of nomination. Under the Shareowner Notice Procedure, such notice must be received by the Company not earlier than the 90th day before such meeting and not later than the later of
(i) the 60th day prior to such meeting or (ii) the 10th day after public announcement of the date of such meeting is first made. Shareowners will not be able to bring other business before special meetings of shareowners.

         The Shareowner Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman, the President or the Company's Board of Directors or by a shareowner who has given timely written notice (as set forth above) to the Secretary of the Company of such shareowner's intention to bring such business before such meeting.

         Under the Shareowner Notice Procedure, a shareowner's notice to the Company proposing to nominate an individual for election as a director must contain certain information, including, without limitation, the identity and address of the nominating shareowner, the class and number of shares of stock of the Company owned by such shareowner, and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. Under the Shareowner Notice Procedure, a shareowner's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing shareowner, including without limitation, a brief description of the business the shareowner proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such shareowner, the class and number of shares of stock of the Company beneficially owned by such shareowner, and any material interest of such shareowner in the business so proposed. If the Chairman or other officer presiding at a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with the Shareowner Notice Procedure, such individual will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

         By requiring advance notice of nominations by shareowners, the Shareowner Notice Procedure will afford the Company Board of Directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Company's Board of Directors, to inform shareowners about such qualifications. By requiring advance notice of other proposed business, the Shareowner Notice Procedure will provide a more orderly procedure for conducting annual meetings of shareowners and, to the extent deemed necessary or desirable by the Company's Board of Directors, will provide the Company's Board of Directors with an opportunity to inform shareowners, prior to such meetings, of any business proposed to be conducted at such meetings, together with the Company's Board of Directors' position regarding action to be taken with respect to such business, so that shareowners can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

         Although the Company By-Laws do not give the Company's Board of Directors any power to approve or disapprove shareowner nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareowner proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its shareowners.

         Amendment of the Company Certificate and the Company By-Laws

         The Company Certificate provides that the affirmative vote of at least 80 percent of the Voting Power, voting together as a single class, would be required to (i) amend or repeal the provisions of the Company Certificate, with respect to (A) the election of directors and (B) the right to call a special shareowners' meeting and (C) the right to act by written consent, (ii) adopt any provision inconsistent with such provisions and (iii) amend or repeal the provisions of the Company Certificate with respect to amendments to the Company Certificate or the Company By-Laws. In addition, the Company Certificate provides that the amendment or repeal by shareowners of any By-Laws made by the Board of Directors of the Company would require the affirmative vote of at least 80 percent of the Voting Power, voting together as a single class.

The Company Rights Plan

         The Company Board of Directors has declared a dividend and paid a dividend of one Company Right in respect of each share of Common Stock and Company Class A Common Stock issued in connection with the Reorganization, and has further directed the issuance of one Company Right with respect to each share of Common Stock (including the shares offered hereby) that shall become outstanding between the effective date of the Reorganization and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (as such terms are defined in the Company Rights Agreement defined below). Each Company Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Junior Preferred Stock, at a price of $250 (the Purchase Price), subject to adjustment. The description and terms of the Company Rights are set forth in a Rights Agreement (the Company Rights Agreement), dated as of November 30, 1996, entered into between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the Rights Agent). The Company Rights Agreement is incorporated by reference into the Registration Statement filed with the Commission covering the shares of Common Stock to which this Prospectus relates.

         Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an Acquiring Person) has acquired beneficial ownership of 20% or more of the outstanding Common Stock or (ii) 10 business days (or such later date as may be determined by the Company's Board of Directors prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Common Stock (the earlier of such dates being called the Rights Distribution Date), the Company Rights will be evidenced by the Common Stock certificates.

         The Company Rights Agreement provides that, until the Rights Distribution Date (or until the earlier redemption or expiration of the Company Rights), (i) the Company Rights will be transferred with and only with the
Common Stock, (ii) certificates representing Common Stock will contain a notation incorporating the terms of the Company Rights by reference and (iii) the surrender for transfer of any certificates representing Common Stock will also constitute the surrender of the Company Rights associated therewith. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Company Rights (Right Certificates) will be mailed to holders of record of the Common Stock as of the close of business on the Rights Distribution Date and such separate Right Certificates alone will evidence the Company Rights.

         The Company Rights are not exercisable until the Rights Distribution Date. The Company Rights will expire on the December 6, 2006, unless that date is extended, or unless the Company Rights are earlier redeemed by the Company, as described below.

         The Purchase Price payable, and the number of shares of Junior Preferred Stock or other securities or property issuable, upon exercise of the Company Rights are subject to adjustment from time to time to prevent dilution
(i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Stock, (ii) upon the grant to holders of shares of Junior Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Junior Preferred Stock at a price, or securities convertible into shares of Junior Preferred Stock with a conversion price, less than the then current market price of the shares of Junior Preferred Stock or
(iii) upon the distribution to holders of shares of Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Junior Preferred Stock) or of subscription rights or warrants (other than those referred to above).

         The number of outstanding Company Rights and the number of one one-hundredths of a share of Junior Preferred Stock issuable upon exercise of each Company Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Rights Distribution Date.

         Shares of Junior Preferred Stock purchasable upon exercise of the Company Rights will not be redeemable. Each share of Junior Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock whenever such dividend is declared. In the event of liquidation, the holders of the Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each share of Junior Preferred Stock will have 100 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each share of Junior Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

         Because of the nature of the Junior Preferred Stock's dividend, liquidation and voting rights, the value of the one one-hundredth interest in a share of Junior Preferred Stock purchasable upon exercise of each Company Right should approximate the value of one share of Common Stock.

         In the event that, at any time after a person has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold, proper provision will be made so that each holder of a Company Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Company Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Company Right. In the event that any person becomes an Acquiring Person, proper provision shall be made so that each holder of a Company Right, other than the Company Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise, in lieu of shares of Junior Preferred Stock, that number of shares of Common Stock having a market value of two times the exercise price of the Company Right.

         At any time after any person or group of affiliated or associated persons becomes an Acquiring Person, and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Company's Board of Directors may exchange the Company Rights for Common Stock or Junior Preferred Stock (other than Company Rights owned by such person or group, which will have become void after such person became an Acquiring Person), in whole or in part, at an exchange ratio of one share of Common Stock, or one-hundredth of a share of Junior Preferred Stock (or of a share of another series of Preferred Stock having equivalent rights, preferences and privileges), per Company Right (subject to adjustment).

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Junior Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Junior Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Junior Preferred Stock on the last trading day prior to the date of exercise.

         At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may redeem the Company Rights in whole, but not in part, at a price of $.01 per Company Right (the Redemption Price). The redemption of the Company Rights may be made effective at such time, on such basis and with such conditions as the Company's Board of Directors may determine, in its sole discretion. Immediately upon any redemption of the Company Rights, the right to exercise the Company Rights will terminate and the only right of the holders of Company Rights will be to receive the Redemption Price.

         The terms of the Company Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Company Rights, including an amendment to decrease the threshold at which a person becomes an Acquiring Person from 20% to not less than 10%, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Company Rights.

         Until a Company Right is exercised, the holder thereof, as such, will have no rights as a shareowner of the Company, including, without limitation, the right to vote or to receive dividends.

         The Company Rights will have certain antitakeover effects. The Company Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to an offer conditioned on a substantial number of Company Rights being acquired. The Company Rights should not interfere with any merger or business combination approved by the Company's Board of Directors, since the Company Rights may be redeemed by the Company at the Redemption Price prior to the time that a person or group has become an Acquiring Person.

         The foregoing summary of certain terms of the Company Rights does not purport to be complete and is qualified by reference to the Company Rights Agreement, a copy of which is incorporated by reference into the Registration Statement filed with the Commission covering the shares of Common Stock to which this Prospectus relates.

                             ADDITIONAL INFORMATION

         Section 145 of the Delaware General Corporation Law and the By-Laws of the Company provide for indemnification of the Company's officers and directors, who are also covered by certain insurance policies maintained by the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The legality of the shares of Common Stock offered hereby has been passed upon for the Company by William J. Calise, Jr., Esq., Senior Vice President, General Counsel and Secretary of the Company.

                                     EXPERTS

         The consolidated financial statements and related financial statement schedule of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report also incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.





         No dealer, salesman or other person is authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby by anyone in any state or other jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.*

                                                                Amount
Commission Registration Fee................................    $11,117
Attorneys' Fees and Expenses...............................     15,000
Accountants' Fees and Expenses.............................     15,000
Blue Sky Expenses (including legal fees)...................      2,000
Miscellaneous..............................................      2,500
                                                               -------
         Total.............................................    $45,617
                                                               =======

*Estimated. To be paid pro rata by the holders of the Transferred
Options.




Item 15. Indemnification of Directors and Officers.

         The Delaware General Corporation permits Delaware corporations to eliminate or limit the monetary liability of directors for breach of their fiduciary duty of care, subject to certain limitations (8 D.G.C.L. sec. 102(b)(7)) and also provides for indemnification of directors, officers, employees and agents subject to certain limitations (8 D.G.C.L. sec. 145).

         The last paragraph of Article Seventh of the Company's Restated Certificate of Incorporation eliminates monetary liability of directors for breach of fiduciary duty as directors to the extent permitted by Delaware law.

         Section 13 of Article III of the Company By-Laws and the appendix thereto entitled Procedures for Submission and Determination of Claims for Indemnification Pursuant to Article III, Section 13 of the By-Laws provides, in substance, for the indemnification of directors, officers, employees and agents of the Company to the extent permitted by Delaware law.

         The Company's directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

         In addition, the Company and certain other persons may be entitled under agreements entered into with agents or underwriters to indemnification by such agents or underwriters against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the Company or such persons may be required to make in respect thereof.

Item 16. List of Exhibits.

         3-a     -    Restated Certificate of Incorporation of the Company, as
                      amended,  filed as Exhibit 3-a-1 to the  Company's  Annual
                      Report on Form 10-K for the year ended September 30, 1996, is incorporated herein by reference.

         3-b     -    By-Laws of the  Company,  filed as Exhibit  3-b-1 to the
                      Company's  Annual  Report on Form 10-K for the year  ended
                      September 30, 1996, is incorporated herein by reference.

         4-a     -    Rights  Agreement  between the  Company and  ChaseMellon
                      Shareholder Services, L.L.C., as rights agent, dated as of
                      November  30, 1996,  filed as Exhibit 4-c to  Registration
                      Statement  No.  333-17031,   is  incorporated   herein  by
                      reference.

         4-b-1   -    Copy of the Company's 1988 Long-Term Incentives Plan, as
                      amended through November 30, 1994, filed as Exhibit 10-d-1 to the Company's Annual Report on Form 10-K for the year ended September 30, 1994, is incorporated herein by reference.

         4-b-2   -    Forms of Stock Option Agreement under the Company's 1988
                      Long-Term   Incentives  Plan  for  options  granted  after
                      November  1, 1993 and before  December  1, 1994,  filed as
                      Exhibit 10-d-6 to the Company's Annual Report on Form 10-K for the year ended September 30, 1993, are incorporated herein by reference.

         4-b-3   -    Forms of Stock Option Agreement under the Company's 1988
                      Long-Term   Incentives  Plan  for  options  granted  after
                      December 1, 1994, filed as Exhibit 10-d-7 to the Company's
                      Annual  Report on Form 10-K for the year  ended  September
                      30, 1994, are incorporated herein by reference.

         4-c-1   -    Copy of resolution  adopted by the Board of Directors of
                      the  Company,  adopted on November 6, 1996,  amending  the
                      Company's   1988  Long-Term   Incentives   Plan  and  1995
                      Long-Term  Incentives  Plan,  filed  as  Exhibit  4-g-1 to
                      Registration Statement 333-17055, is incorporated herein by reference.

         4-c-2   -    Copy of resolution  adopted by the Board of Directors of
                      the  Company on November  6, 1996,  adjusting  outstanding awards  under the  Company's  (i) 1979  Stock Plan for Key
                      Employees, (ii) 1988 Long-Term Incentives Plan, (iii) 1995
                      Long-Term  Incentives  Plan and (iv) Directors Stock Plan,
                      filed  as   Exhibit   4-g-2  to   Registration   Statement
                      333-17055, is incorporated herein by reference.

         4-d-1   -    Copy of  resolution  of the  Board of  Directors  of the
                      Company,   adopted  November  6,  1996,   authorizing  the
                      assignment of certain  compensation  and employee  benefit plans to New Rockwell International Corporation, including the Company's (i) 1979 Stock Plan for Key Employees,  (ii)
                      1988  Long-Term  Incentives  Plan,  (iii)  1995  Long-Term
                      Incentives  Plan, (iv) Directors Stock Plan, (v) Incentive
                      Compensation  Plan,  (vi) Deferred  Compensation  Plan and
                      (vii)  Annual  Incentive   Compensation  Plan  for  Senior
                      Executive Officers, filed as Exhibit 4-g-3 to Registration
                      Statement 333-17055, is incorporated herein by reference.

         4-d-2   -    Copy of  resolution  of the  Board of  Directors  of New
                      Rockwell  International  Corporation,  adopted December 4,
                      1996,  assuming and adopting the  Company's (i) 1979 Stock
                      Plan for Key  Employees,  (ii) 1988  Long-Term  Incentives
                      Plan, (iii) 1995 Long-Term Incentives Plan, (iv) Directors
                      Stock Plan, (v) Incentive Compensation Plan, (vi) Deferred
                      Compensation Plan and (vii) Annual Incentive  Compensation
                      Plan for  Senior  Executive  Officers,  filed  as  Exhibit
                      10-h-2 to the Company's Annual Report on Form 10-K for the
                      Year ended September 30, 1996, is incorporated herein by reference.

         5       -    Opinion of William  J.  Calise,  Jr.,  Esq.,  Senior  Vice
                      President,  General  Counsel and Secretary of the Company,
                      as  to  the  legality  of  the  shares   covered  by  this
                      Registration Statement.

         23-a    -    Consent of  Deloitte & Touche LLP,  independent  auditors, set forth at page II-5 of this Registration Statement.

         23-b    -    Consent of William J.  Calise,  Jr.,  Esq.,  Senior Vice
                      President, General Counsel and Secretary of the Company, contained in his opinion filed as Exhibit 5 to this Registration Statement.

         23-c    -    Consent of Battle  Fowler  LLP,  set forth at page II-5 of this Registration Statement.

         24      -    Powers of  Attorney  authorizing  certain  persons to sign this Registration Statement on behalf of certain directors and officers of the Company.

Item 17. Undertakings.

A.  The Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
         (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to
         Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seal Beach and the State of California on the 7th day of April, 1997.

                               ROCKWELL INTERNATIONAL CORPORATION

                               By /s/ William J. Calise, Jr.
                                 (William J. Calise, Jr., Senior Vice President,
                                          General Counsel and Secretary)

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed on the 7th day of April, 1997 by the following persons in the capacities indicated:

Signature                         Title
Donald R. Beall*                  Chairman  of the  Board  and  Chief  Executive
                                  Officer  (principal   executive  officer)  and
                                  Director

Don H. Davis, Jr.*                Director

Lew Allen, Jr.*                   Director

Richard M. Bressler*              Director

Judith L. Estrin*                 Director

William H. Gray, III*             Director

James Clayburn La Force,          Director
Jr.*
William T. McCormick, Jr.*        Director

John D. Nichols*                  Director

Bruce M. Rockwell*                Director

William S. Sneath*                Director

Joseph F. Toot, Jr.*              Director

W. Michael Barnes*                Senior Vice President,  Finance & Planning and
                                  Chief Financial Officer (principal financial officer)

Lawrence J. Komatz*               Vice  President  and   Controller   (principal
                                  accounting officer)


*By     /s/ William J. Calise, Jr.
       (William J. Calise, Jr., Attorney-in-fact)**

         ** By authority of the powers of attorney filed as Exhibit 24 to this Registration Statement.

                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Registration Statement of Rockwell International Corporation on Form S-3 of our report dated November 6, 1996 (December 6, 1996 as to the sale of the Aerospace and Defense business to The Boeing Company described in Note 1) appearing in the Annual Report on Form 10-K of Rockwell International Corporation for the year ended September 30, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
April 3, 1997



                              ---------------------



                               CONSENT OF COUNSEL

         The consent of William J. Calise, Jr., Esq., Senior Vice President, General Counsel and Secretary of the Company, is contained in his opinion filed as Exhibit 5 hereto.



                              ---------------------



                               CONSENT OF COUNSEL

         We hereby consent to the reference to this firm and to the inclusion of the summary of our opinion under the caption "Tax Consequences" in the Prospectus related to the Registration Statement on Form S-3 filed by Rockwell International Corporation.


                                                   BATTLE FOWLER LLP

New York, New York
April 7, 1997

                                  EXHIBIT INDEX

       Exhibit Number           Description

             3-a                Restated  Certificate  of  Incorporation  of the
                                Company, as amended, filed as Exhibit 3-a-1 to the Company's Annual Report on Form 10-K for the year ended September 30, 1996, is incorporated herein by reference.

             3-b By-Laws of the Company, filed as Exhibit 3-b-1 to the Company's Annual Report on Form 10-K for the year ended September 30, 1996, is incorporated herein by reference.

             4-a Rights Agreement between the Company and ChaseMellon Shareholder Services, L.L.C., as rights agent, dated as of November 30, 1996, filed as Exhibit 4-c to Registration Statement No. 333-17031, is incorporated herein by reference.

             4-b-1 Copy of the Company's 1988 Long-Term Incentives Plan, as amended through November 30, 1994, filed as Exhibit 10-d-1 to the Company's Annual Report on Form 10-K for the year ended September 30, 1994, is incorporated herein by reference.

             4-b-2 Forms of Stock Option Agreement under the Company's 1988 Long-Term Incentives Plan for options granted after November 1, 1993 and before December 1, 1994, filed as Exhibit 10-d-6 to the Company's Annual Report on Form 10-K for the year ended September 30, 1993, are incorporated herein by reference.

             4-b-3 Forms of Stock Option Agreement under the Company's 1988 Long-Term Incentives Plan for options granted after December 1, 1994, filed as
                                Exhibit 10-d-7 to the Company's Annual Report on Form 10-K for the year ended September 30, 1994, are incorporated herein by reference.

             4-c-1 Copy of resolution adopted by the Board of Directors of the Company, adopted on November 6, 1996, amending the Company's 1988 Long-Term Incentives Plan and 1995 Long-Term Incentives Plan, filed as Exhibit 4-g-1 to Registration Statement 333-17055, is incorporated herein by reference.

             4-c-2 Copy of resolution adopted by the Board of Directors of the Company on November 6, 1996, adjusting outstanding awards under the Company's
                                (i) 1979 Stock Plan for Key Employees, (ii) 1988 Long-Term Incentives Plan, (iii) 1995 Long-Term Incentives Plan and (iv) Directors Stock Plan, filed as Exhibit 4-g-2 to Registration Statement 333-17055, is incorporated herein by reference.

             4-d-1 Copy of resolution of the Board of Directors of the Company, adopted November 6, 1996, authorizing the assignment of certain compensation and employee benefit plans to New Rockwell International Corporation, including the Company's (i) 1979 Stock Plan for Key Employees, (ii) 1988 Long-Term Incentives Plan,
                                (iii) 1995 Long-Term Incentives Plan, (iv) Directors Stock Plan, (v) Incentive Compensation Plan, (vi) Deferred Compensation Plan and (vii) Annual Incentive Compensation Plan for Senior Executive Officers, filed as Exhibit 4-g-3 to Registration Statement 333-17055, is incorporated herein by reference.

             4-d-2 Copy of resolution of the Board of Directors of New Rockwell International Corporation, adopted December 4, 1996, assuming and adopting the Company's (i) 1979 Stock Plan for Key Employees,
                                (ii) 1988 Long-Term Incentives Plan, (iii) 1995 Long-Term Incentives Plan, (iv) Directors Stock Plan, (v) Incentive Compensation Plan, (vi) Deferred Compensation Plan and (vii) Annual Incentive Compensation Plan for Senior Executive Officers, filed as Exhibit 10-h-2 to the Company's Annual Report on Form 10-K for the Year ended September 30, 1996, is incorporated herein by reference.

             5 Opinion of William J. Calise, Jr., Esq., Senior Vice President, General Counsel and Secretary of the Company, as to the legality of the shares covered by this Registration Statement.

       Exhibit Number           Description

             23-a               Consent of  Deloitte & Touche  LLP,  independent
                                auditors,   set  forth  at  page  II-5  of  this
                                Registration Statement.

             23-b Consent of William J. Calise, Jr., Esq., Senior Vice President, General Counsel and Secretary of the Company, contained in his opinion filed as
                                Exhibit 5 to this Registration Statement.

             23-c Consent of Battle Fowler LLP, set forth at page II-5 of this Registration Statement.

             24 Powers of Attorney authorizing certain persons to sign this Registration Statement on behalf of certain directors and officers of the Company.